Exhibit 5.1

June 2, 2010

Da-Lite Screen Company, Inc.

3100 North Detroit Street

P.O. Box 137

Warsaw, Indiana 46581-0137

Re:	Da-Lite Screen Company, Inc.
12 1/2% Senior Notes due 2015

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-4 (File No. 333-166941), as amended by Amendment No. 1 (the “Registration Statement”), filed by Da-Lite Screen Company, Inc., an Indiana corporation (the “Company”), with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), to register up to $105,000,000 aggregate principal amount of the Company’s 12 1/2% Senior Notes due 2015 (the “Exchange Notes”) to be issued in an exchange offer for $105,000,000 aggregate principal amount of the Company’s outstanding 12 1/ 2% Senior Notes due 2015 (the “Original Notes”). Original Notes that are accepted for exchange for Exchange Notes will be cancelled and retired.

The Original Notes were, and the Exchange Notes will be, issued pursuant to the Indenture dated as of March 24, 2004 (the “Indenture”) between the Company and Wilmington Trust Company, as trustee (the “Trustee”).

This letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinions expressed below, we have examined and relied upon copies of the Registration Statement, the exhibits filed therewith, the Indenture and the form of Exchange Notes. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and other statements of government officials and other instruments, and have examined such questions of law and have satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for this letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for our examination.

Sidley Austin LLP is a limited liability partnership practicing in affiliation with other Sidley Austin partnerships

Da-Lite Screen Company, Inc.

June 2, 2010

Based on and subject to the foregoing and the other limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that the Exchange Notes will be legally issued and valid and binding obligations of the Company when (i) the Registration Statement, as finally amended (including all necessary post-effective amendments, if any), shall have become effective under the Securities Act and the Indenture shall have been qualified under the Trust Indenture Act of 1939, as amended, and (ii) the Exchange Notes shall have been duly executed and issued by the Company and duly authenticated by the Trustee as provided in the Indenture and shall have been duly delivered against surrender and cancellation of like principal amount of the Original Notes in the manner described in the Registration Statement.

The foregoing opinion is subject to the following qualifications, exceptions, assumptions and limitations:

A.	The foregoing opinion is limited to matters arising under the federal laws of the United States of America and the laws of the State of New York. We express no opinion and make no statement as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the State of Indiana.

B.	With respect to each instrument or agreement referred to in or otherwise relevant to the opinion set forth herein (each, an “Instrument”), we have assumed, to the extent relevant to the opinion set forth herein, that (i) each party to such Instrument (if not a natural person) was duly organized or formed, as the case may be, and was at all relevant times and is validly existing and in good standing under the laws of its jurisdiction of organization or formation, as the case may be, and had at all relevant times and has full right, power and authority to execute, deliver and perform its obligations under such Instrument, (ii) such Instrument has been duly authorized, executed and delivered by each party thereto, and (iii) such Instrument was at all relevant times and is a valid, binding and enforceable agreement or obligation, as the case may be, of, each party thereto; provided that we make no such assumption in clause (iii) insofar as it relates to the Company and is expressly covered by our opinion set forth herein.

C.

The foregoing opinion is subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer or other similar laws relating to or affecting creditors’ rights generally and to general equitable principles (regardless of whether considered in a proceeding in equity or at law), including concepts of commercial reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief.

Da-Lite Screen Company, Inc.

June 2, 2010

We assume no obligation to update or supplement this letter to reflect any facts or circumstances which may hereafter come to our attention with respect to the opinion set forth in this letter, including any changes in applicable law which may hereafter occur.

We call your attention to the fact that a partner of this Firm who is involved in our representation of the Company owns 75.45 shares of the Company’s common stock.

We hereby consent to the filing of this letter as an Exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons for whom consent is required by Section 7 of the Securities Act or the related rules or regulations promulgated by the SEC thereunder.

Very truly yours,

/s/ Sidley Austin LLP